Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter Results; Net Income up 122%

LOS ANGELES--(BUSINESS WIRE)--April 22, 2010--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2010. For the 2010 first quarter, Reliance reported net income of $44.7 million, up 122% from 2009 first quarter net income of $20.1 million. Earnings per diluted share were $.60 in the 2010 first quarter, up 122% from 2009 first quarter earnings per diluted share of $.27. Sales for the 2010 first quarter were $1.45 billion, down 7% from 2009 first quarter sales of $1.56 billion, and up 14% from 2009 fourth quarter sales of $1.27 billion. The 2010 first quarter financial results include in cost of sales a pre-tax LIFO charge, or expense of $5 million, compared with a pre-tax LIFO credit, or income of $75.0 million for the 2009 first quarter. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2010 first quarter were down 2% from the 2009 first quarter and up 9% from the 2009 fourth quarter. Average prices per ton sold in the 2010 first quarter were down 5% compared to the 2009 first quarter and up 5% compared to the 2009 fourth quarter. For the 2010 first quarter, carbon steel sales were 52% of net sales; aluminum sales were 19%; stainless steel sales were 15%; alloy sales were 8%; other sales were 4% and toll processing sales were 2%.

David H. Hannah, Chairman and CEO of Reliance said, “Business conditions continued to improve during the 2010 first quarter, allowing us to increase our FIFO gross profit margin to 26.3% compared to 17.9% in the 2009 first quarter and 25.0% in the 2009 fourth quarter. Our sales dollars and tons shipped per day were our highest monthly amounts since February 2009. Demand continues to improve in most of our end markets, however it is still at relatively low historical levels. Pricing for most of our products has increased to relatively healthy levels and current pricing volatility is manageable. Our 2010 first quarter results prove that the swift, albeit difficult, actions that we took over the past six quarters positioned us to operate at profitable levels even in this low demand environment. We were able to significantly improve our earnings even as our revenue dollars decreased compared to the 2009 first quarter.”

“We continue to anticipate that demand for most of our products will recover slowly and steadily as the year progresses, with the exception of non-residential construction, where we expect some further weakness, although we believe we are close to the bottom. We also expect pricing to remain at or near current levels during the 2010 second quarter, with the possibility of some downward pressure in the 2010 second half. One of the important catalysts for pricing in the second half will be the amount of real demand improvement, especially in light of some additional domestic carbon steel capacity entering the market at the producer level. This generally improving environment should allow us to continue to show modest improvements in our financial results for the 2010 second quarter. At this time, we estimate earnings per diluted share in a range of $.70 to $.80 for the 2010 second quarter,” concluded Hannah.

On April 21, 2010, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on June 23, 2010 to shareholders of record June 2, 2010. The Company has paid regular quarterly dividends for 51 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2010. All interested parties are invited to listen to the web cast on April 22, 2010 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through May 22, 2010 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2010	2009
Income Statement Data:
Net sales	$1,454,075	$1,558,535
Gross profit[1]	378,113	354,442
Operating income	79,761	47,961
Pre-tax income	65,805	30,569
Net income attributable to Reliance	44,650	20,118
Diluted earnings per share attributable to Reliance shareholders	$0.60	$0.27
Weighted average shares outstanding – diluted	74,184,403	73,323,713
Gross profit margin[1]	26.0%	22.7%
Operating income margin	5.5%	3.1%
Pre-tax income margin	4.5%	2.0%
Net income margin - Reliance	3.1%	1.3%
Cash dividends per share	$0.10	$0.10

	March 31,	December 31,
	2010	2009
Balance Sheet and Other Data:
Current assets	$1,660,930	$1,390,904
Working capital	1,116,276	973,335
Property, plant and equipment, net	982,505	981,259
Total assets	4,571,701	4,306,777
Current liabilities	544,654	417,569
Long-term debt[2]	931,428	852,557
Total Reliance shareholders’ equity	2,663,721	2,606,432
Capital expenditures (year-to-date)	23,051	69,901
Cash (used in) provided by operations (year-to-date)	(54,265)	942,996
Net debt-to-total capital[3]	26.6%	25.6%
Return on Reliance shareholders’ equity[4]	6.6%	6.1%
Current ratio	3.0	3.3
Book value per share	$35.95	$35.34

1 Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Long-term debt includes capital lease obligations of $3,018 and $3,182 as of March 31, 2010 and December 31, 2009, respectively.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

4 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS

	March 31, 2010	December 31, 2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$52,306	$43,002
Accounts receivable, less allowance for doubtful accounts of $19,394 at March 31, 2010 and $21,269 at December 31, 2009	691,983	533,871
Inventories	845,275	719,915
Prepaid expenses and other current assets	35,057	40,096
Income taxes receivable	36,309	54,020
Total current assets	1,660,930	1,390,904
Property, plant and equipment:
Land	131,172	131,009
Buildings	555,926	543,590
Machinery and equipment	838,906	829,154
Accumulated depreciation	(543,499)	(522,494)
	982,505	981,259

Goodwill	1,082,469	1,081,324
Intangible assets, net	720,582	726,255
Cash surrender value of life insurance policies, net	90,522	92,860
Investments in unconsolidated entities	21,225	20,880
Other assets	13,468	13,295
Total assets	$4,571,701	$4,306,777

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$299,294	$169,113
Accrued expenses	51,052	51,730
Deferred revenue	3,580	3,534
Accrued compensation and retirement costs	63,579	67,012
Accrued insurance costs	39,552	39,134
Current maturities of long-term debt	86,934	86,383
Current maturities of capital lease obligations	663	663
Total current liabilities	544,654	417,569
Long-term debt	928,410	849,375
Capital lease obligations	3,018	3,182
Long-term retirement costs and other long-term liabilities	94,405	92,632
Deferred income taxes	335,466	335,897
Commitments and contingencies
Reliance shareholders’ equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 74,103,570 at March 31, 2010 and 73,750,771 at December 31, 2009, stated capital	600,073	587,612
Retained earnings	2,059,953	2,020,343
Accumulated other comprehensive income (loss)	3,695	(1,523)
Total Reliance shareholders’ equity	2,663,721	2,606,432
Noncontrolling interests	2,027	1,690
Total equity	2,665,748	2,608,122
Total liabilities and equity	$4,571,701	$4,306,777

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$1,454,075	$1,558,535

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,075,962	1,204,093
Warehouse, delivery, selling, general and administrative	269,274	276,634
Depreciation and amortization	29,078	29,847
	1,374,314	1,510,574

Operating income	79,761	47,961

Other income (expense):
Interest	(15,083)	(19,316)
Other income, net	1,127	1,924
Income before income taxes	65,805	30,569
Income tax provision	20,818	10,181
Net income	44,987	20,388
Less: Net income attributable to the noncontrolling interests	337	270
Net income attributable to Reliance	$44,650	$20,118

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.60	$0.27
Weighted average shares outstanding – diluted	74,184,403	73,323,713

Basic earnings per common share attributable to Reliance shareholders	$0.60	$0.27
Weighted average shares outstanding – basic	73,862,445	73,317,140

Cash dividends per share	$0.10	$0.10

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net income	$44,987	$20,388
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	29,078	29,847
Deferred income tax benefit	(486)	(1,472)
Loss (gain) on sales of property, plant and equipment	101	(117)
Equity in earnings of unconsolidated entities	(665)	(65)
Dividends received from unconsolidated entities	320	—
Stock based compensation expense	3,698	3,597
Excess tax benefits from stock based compensation	(2,343)	—
Net loss from life insurance policies	582	1,386
Changes in operating assets and liabilities:
Accounts receivable	(157,568)	160,041
Inventories	(124,973)	194,719
Prepaid expenses and other assets	22,699	(3,671)
Accounts payable and other liabilities	130,305	(90,120)
Net cash (used in) provided by operating activities	(54,265)	314,533

Investing activities:
Purchases of property, plant and equipment	(23,051)	(15,172)
Proceeds from sales of property, plant and equipment	672	353
Net proceeds from redemption of life insurance policies	1,756	2,463
Net cash used in investing activities	(20,623)	(12,356)

Financing activities:
Proceeds from borrowings	150,478	102,000
Principal payments on long-term debt and short-term borrowings	(71,237)	(411,625)
Payments to noncontrolling interest holders	—	(735)
Dividends paid	(7,383)	(7,332)
Excess tax benefit from stock based compensation	2,343	—
Exercise of stock options	8,763	62
Issuance of common stock	—	258
Noncontrolling interest purchase	—	(2,506)
Net cash provided by (used in) financing activities	82,964	(319,878)
Effect of exchange rate changes on cash	1,228	(651)
Increase (decrease) in cash and cash equivalents	9,304	(18,352)
Cash and cash equivalents at beginning of year	43,002	51,995
Cash and cash equivalents at end of year	$52,306	$33,643

Supplemental cash flow information:
Interest paid during the year	$2,111	$15,074
Income taxes paid during the year	$1,692	$19,087

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle, Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com